            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer Multi-State Municipal Trust:

     We  consent  to the  use in  this  Registration  Statement  of  Oppenheimer
Rochester   National   Municipals  (one  of  the  portfolios   constituting  the
Oppenheimer Multi-State Municipal Trust), of our report dated September 14, 2006
(except for Notes 3 and 9, for which the date is March 8, 2007), included in the
Statement  of  Additional  Information,  which  is  part  of  such  Registration
Statement,  and to the  references  to our firm  under the  headings  "Financial
Highlights" appearing in the Prospectus, which is also part of such Registration
Statement and "Independent  Registered  Public Accounting Firm" appearing in the
Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
March 8, 2007